Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of June 8, 2018 (the “Effective Date”), by and between Galectin Therapeutics Inc., a Nevada corporation (the “Company”), and Harold Shlevin (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed with the Company pursuant to the terms of an Amended and Restated Employment Agreement by and between the Company and Executive, dated December 11, 2014 (the “Employment Agreement”); and

WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue employment with the Company, all in accordance with the terms hereof; and

WHEREAS, the Company and Executive desire to modify certain aspects of the Employment Agreement.

NOW, THEREFORE, in consideration of the terms, conditions, and mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.    Amendments. The Employment Agreement is amended as follows:

1.1    On the Effective Date, the following language is added to existing Section 2 (Term): “Notwithstanding the foregoing, unless otherwise agreed in writing between the Company and the Executive, the Term shall end on the later of (a) December 31, 2018 or (b) if a payment under either the Cash Incentive Plan or the Retention Bonus Plan (as hereinafter defined) is earned by Executive in 2018 but continuation of employment into 2019 is required in order to receive the full amount of the payments earned under either the Cash Incentive Plan or the Retention Bonus Plan, June 30, 2019.”

1.2    Executive has been appointed by the Board of Directors of the Company to the position of President and Chief Executive Officer, such appointment to take effect upon the effectiveness of the resignation of current President and CEO, Peter G. Traber, MD, which will occur on July 6, 2018 or such earlier date as may be agreed between the Company and Dr. Traber (the “Transition Date”). Effective on the Transition Date, the existing Section 3 is terminated and the following inserted in lieu thereof:

“3. Duties. During the Term, Executive agrees to serve as, and the Company agrees to employ Executive as, the President and Chief Executive Officer of the Company. Executive will report to the Board of Directors of the Company (the “Board”). Executive agrees to perform such duties, subject to the reasonable direction of the Board, as are customarily performed by chief executive officers in companies of similar size and scope in industries similar to the industry in which the Company operates, including, but not limited to, executive management and supervisory duties, responsibilities, and authority in connection with the Company’s operations. In the performance of his duties, Executive shall be physically present in the Company’s Georgia headquarters office an average of two weeks per month, shall engage in business travel as needed for the performance of his duties, and otherwise shall be permitted to perform the remainder of his duties remotely from his home office.”

1.3    On the Effective Date the existing Section 4 is terminated and the following inserted in lieu thereof:

“4.    Compensation. As compensation for services rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive the following as compensation:

(a)    Base Salary. Executive shall be paid a base salary at the annualized rate of Five Hundred Thousand and No/100 Dollars ($500,000.00) (“Base Salary”); and

(b)    Cash Incentive and Retention Bonus. Executive shall be eligible to participate in the cash incentive plan (“Cash Incentive Plan”) and retention bonus plan (“Retention Bonus Plan”) approved by the Board in its May 22, 2018 meeting. In determining the payment to be made under the Cash Incentive Plan and the Retention Bonus Plan, the new salary level described in Section 3(a) above shall be utilized; and

(c)    Equity Incentive Award. As soon as is practicable following the Effective Date, and subject to formal approval of the Board, Executive shall be eligible to receive an award of an option to purchase 35,000 shares of the Company’s stock (“Equity Incentive Award”), which award shall be in addition to the options granted to the Executive on May 22, 2018. The Equity Incentive Award and Executive’s previously granted stock options shall continue to be subject to the Company’s Amended and Restated 2009 Incentive Compensation Plan (the “Stock Option Plan”) and each stock option’s applicable stock option agreement.

(d)    Withholdings. Base Salary shall be payable in accordance with the Company’s customary payroll practices, and Base Salary, Cash Incentive and Retention Bonus shall be subject to normal withholding and payroll deductions and subject to periodic review by the Compensation Committee.”

1.4    In addition to the foregoing amendments, as of the Transition Date, the remaining references in the Employment Agreement to “Reporting Officer” shall be deemed to refer to the Board; and references to “chief operating officer” shall be replaced with the term “chief executive officer.”

2.    General. Except as amended herein, the Employment Agreement shall remain in full force and effect in accordance with its terms. This Amendment may be signed on multiple counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY: GALECTIN THERAPEUTICS INC., a Nevada corporation

By:
Name:
Title:	Authorized Director

EXECUTIVE:
Harold Shlevin

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